UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2019

     CERES ORION L.P.
(Exact name of registrant as specified in its charter)

New York	000-50271	22-3644546
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

c/o Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
(Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:        (855) 672-4468

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Management Agreement – Northlander Commodity Advisors LLP
Ceres Managed Futures LLC, the general partner of the Registrant (the “General Partner”), and the Registrant have entered into a management agreement dated as of April 1, 2019 (the “Management Agreement”) with Northlander Commodity Advisors LLP, a limited liability partnership registered in England and Wales (“Northlander”) pursuant to which Northlander shall manage the portion of the Registrant’s assets allocated to it. Northlander claims an exemption from registration as a commodity trading advisor with the Commodity Futures Trading Commission pursuant to CFTC Rule 4.14(a)(10).
The General Partner has initially selected Northlander’s Commodity Program to manage the Registrant’s assets allocated to Northlander. This trading may be conducted directly or indirectly through an investment in CMF NL Master Fund LLC of which the General Partner is the trading manager and Northlander is the advisor.
Pursuant to the Management Agreement, the Registrant pays Northlander a monthly management fee equal to 1/12 of 1.25% (1.25% per year) of the month-end net assets (as defined in the Management Agreement) allocated to Northlander.  Northlander also receives an annual incentive fee equal to 20% of new trading profits (as defined in the Management Agreement) earned by Northlander in each annual period.
The Management Agreement expires on December 31, 2019.  If it is not terminated as of that date, it shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until it is otherwise terminated pursuant to the terms of the Management Agreement.
The Management Agreement is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
The following exhibits are filed herewith.
Exhibit No.	Description
10.1	Management Agreement by and among the Registrant, the General Partner and Northlander.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CERES ORION L.P.

By: Ceres Managed Futures LLC, General Partner

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Date:  April 4, 2019